                        [ELECSYS CORPORATION LETTERHEAD]

                                                              September 27, 2001

Mr. David Schulte
Partner
Kansas City Equity Partners
233 W. 47th Street
Kansas City, MO 64112

         Re:  Restructuring Proposal with Kansas City Equity Partners ("KCEP")

Dear David:

         The Board of Directors of Elecsys Corporation (the "Company") has
reviewed and discussed the restructuring proposal set forth by you on behalf of
KCEP on August 3, 2001. Pursuant to our subsequent conversations, this letter is written to set forth the following agreement:

         1. Pursuant to the 10% Convertible Subordinated Debenture (the
"Debenture") dated February 7, 2000 by and between the Company (formerly known as Airport Systems International, Inc.) and KCEP Ventures II, L.P. ("Holder"),
the Company is obligated to pay $500,000 to Holder on February 7, 2005 and to
pay interest quarterly. The Company recognizes that it is not current with payments of interest owed to Holder, and the Company shall pay to Holder, promptly upon execution of this letter agreement and after the closing of the transactions relating to a certain Asset Purchase Agreement by and among the
Company, Airport Systems International, Inc. ("ASII") and Alenia Marconi Systems
(ASI) Inc. dated June 18, 2001, past due interest associated with the Debenture to bring the Company current. That payment will total $78,333.33.

         Furthermore, the parties agree that Section 9.1 of the Debenture is hereby amended in the following manner to reflect an adjustment in the conversion ratio of the Debenture. In the fifth line of Section 9.1, beginning immediately following the phrase "to convert, subject to and in compliance with the terms and provisions of this Article IX", the phrase "the principal of this
Debenture or any portion of the principal amount thereof into shares of Common
Stock of the Company at a conversion price equal to $3.00 aggregate principal amount of this Debenture for each share of Common Stock or," shall be deleted and replaced with the following: "the principal of this Debenture or any portion of the principal amount thereof into shares of Common Stock of the Company at a conversion price equal to $1.93 aggregate amount of this Debenture for each share of Common Stock or,". The Company's calculations of the conversion price, using 120% of the trailing 30-day average closing price ending with August 3,
2001, suggested the $1.93 per share price.

         2. The Warrant for the Purchase of Shares of Common Stock dated
February 7, 2000 (the "Warrant") granted Holder the right to purchase 45,635 shares of common stock of the Company at a purchase price of $3.30 (the "Warrant
Price") commencing February 7, 2000. The parties agree that the first paragraph and Section 1.1 of the Warrant are hereby amended in the following manner to reflect an extension of the expiration date. The phrase "February 7, 2007" set forth in the fifth line of the first paragraph and in the third line of Section
1.1 shall be deleted and replaced with the phrase "August 7, 2008", so that the
Holder shall have an additional eighteen months in which to exercise the
Warrant.

         Furthermore, the parties agree that the Warrant is hereby amended in the following manner to reflect an adjustment to the Warrant Price. In the eighth line of the first paragraph of the Warrant, the phrase "purchase price of
$3.30 per share;" shall be deleted and replaced with the following phrase:
"purchase price of $1.93 per share;". The Company's calculations of the Warrant
Price, using 120% of the trailing 30-day average closing price ending with
August 3, 2001, suggested the $1.93 per share price.

3. The Company has agreed to engage the services of KCEP to provide assistance with the evaluation, negotiation and financing of a single acquisition candidate. The terms of such engagement are set forth in a letter agreement addressed to Keith Cowan, President of the Company, dated September 5, 2001. The parties acknowledge and agree that work done to date by KCEP will not be billed to the Company and KCEP will do no further work unless requested by the Company.

4. The Company recognizes and appreciates the payment forbearance afforded by
KCEP and expected to continue to be afforded by KCEP until the sale of substantially all the assets of ASII is closed. The price adjustments to the
Debenture and the Warrant are agreed to by the parties as consideration for the forbearance shown by KCEP. In addition, subject to receipt of the payment referred to in Section 1 above, KCEP hereby releases, acquits and forever discharges the Company and its affiliates, and their respective officers, directors, employees, agents and assigns and their successors, representatives, agents, employees, officers and directors, and each of them, of and from any and all claims, demands, costs, expenses, actions, and causes of action of every nature, character, and description whatsoever, known or unknown, vested or contingent, that KCEP now owns or holds, or has at any time owned or held, or may at any time own or hold against the Company and its affiliates and their respective officers, directors, employees, agents, successors and assigns, to the extent such claims, demands, costs, expenses, actions, or causes of action relate to or directly or indirectly arise from: (i) the transactions in which the Warrant and the Debenture were acquired, or (ii) any failure by the Company prior to this date to make any payment due or take any action required by the
Debenture.

         Please sign where indicated below to indicate your agreement to the foregoing.

Very truly yours,

ELECSYS CORPORATION

/s/  Thomas C. Cargin

Thomas C. Cargin
Vice President - Finance

Accepted this 27th day of September, 2001.

KCEP VENTURES II, L.P.

By:  KCEP II, L.C., its General Partner

By:  /s/ David J. Schulte
   -----------------------------------------
     David Schulte, Managing Director